EXHIBIT 10.5

                   MASTER AGREEMENT FOR PROFESSIONAL SERVICES

THIS MASTER AGREEMENT ("the Agreement"), which sets forth the terms and conditions of services to be provided by Symbion Research International, Inc., a California corporation with its principal place of business located at 29219 Canwood Street, Suite 100, Agoura Hills, CA 91301, hereinafter referred to as "Symbion". CytoDyn, Inc., a Colorado corporation, with its principal place of business located at 4236 Longridge Ave. #302, Studio City, CA 91604 hereinafter referred to as, "CytoDyn", is made effective as of the 1st day of October, 2003 by and between Symbion and CytoDyn.

NOW THEREFORE, for and in consideration of the mutual covenants and obligations by the parties hereto, it is agreed as follows:

1.   Scope of Services

     Symbion, pursuant to the pro visions of this Agreement, as retained by CytoDyn to perform consulting and contract research services in support of CytoDyn's interests in developing its product(s) for potential therapeutic, diagnostic, and/or other reasonable application(s).

2.   Responsibility of CytoDyn

     CytoDyn is responsible for determining whether the services to be provided meet its requirements. CytoDyn shall provide Symbion with all information and data required to complete the work requested. CytoDyn shall act in good faith to fulfill its responsibilities upen which timely completion of Symbion's tasks depends and. to provide reasonable and timely reviews of work as agreed by both Parties.

3.   Responsibility of Symbion

     Symbion agrees that the conduct of services performed hereunder shall be undertaken in full compliance with this Agreement, other written instructions from CytoDyn that have been agreed to by Symbion, and according to all applicable laws and regulations. Symbion shall not publish the results of the work conducted under this Agreement except by mutual` agreement with CytoDyn, but selected representative(s) of Symbion, with Symbion's agreement, may be included as co-author(s) on publication(s) by CytoDyn or its representatives or collaborators.

4.   Financial Arrangements - Payment Schedule and Terms

     Symbion will bill CytoDyn for consulting services at a rate of $175 per hour for associate director and director level staff and $225 per how for vice president and president/CEO level staff. These rates may be reviewed annually and renegotiated if necessary to cover increases in salaries/professionaI fees resulting from cost-of-living/periodic salary/fee increases.


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     An advance  payment  will be made to Symbion in the amount of  $25,000;  of this amount, $5,000 will serve as a retainer and $20,000 will be applied against billing for services executed under this Agreement. The final invoice(s) for services rendered and expenses incurred will reconcile the advance payment balance, if applicable with balance due from CytoDyn. Upon the termination of this Agreement; in the event that the sum of payments received by Symbion exceeds the cost of all services completed and associated expenses (due to advance payment), CytoDyn will be reimbursed the difference.

     CytoDyn shall reimburse Symbion for all out of pocket expenses (including but not limited to airfare, ground transportation, hotel, meals, etc.) reasonably incurred by Symbion or any officers, employees, or agents of Symbion in -connection with performing services under this Agreement and with the prior approval of CytoDyn. CytoDyn shall reimburse Symbion other reasonable expenses incurred which are incidental to the services performed hereunder and which have been approved in advance by CytoDyn. Travel costs and other expenses claimed must be itemized. The invoice must be substantiated by receipts for transportation and lodging ane. all other items for expenses amounting to more than $25.00 where receipts are normally issued. Payments for services and reimbursement for expenses incurred will be made within fifteen (15) days after receipt by CytoDyn of an invoice from Symbion.

     For contract research services, as those performed for clinical trial conduct, Symbion will bill CytoDyn at rates that will be fully set forth in Project Agreement(s) which will be attached hereto; each such Project Agreement will be numbered individually and in sequence beginning with "No. 1" and will become a part of and subject to this Agreement. Each Project Agreement shall be agreed upon by both parties and shall set forth with specificity the following: (a) description of the project; (b) services and deliverables to be provided by Symbion; (c) the budget and projected timeline for completion of the Project; and (d) the payment schedule for such services and deliverables. Any changes or modifications to a Project Agreement shall be mutually agreed upon in writing, and attached as an amendment to the applicable Project Agreement and thereby incorporated herein. Symbion and CytoDyn shall sign each mutually accepted Project Agreement and any modification or change thereto. There shall be no minimum or maximum limit to the number of Project Agreements that the Parties may incorporate under this Agreement. In the event that the terms of Project Agreement conflict with the terms of this Agreement, the term of this Agreement shall govern unless the Project Agreement specifically references this Agreement and indicates that the terms of the Project Agreement shall govern. CytoDyn will be billed for services completed and associated expenses on either a biweekly or monthly schedule.

5.   Term and Termination of Agreement

     This Agreement shall start on the effective date set forth above and end when terminated in accordance with the following.


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     Either CytoDyn or Symbion may terminate  this Agreement for any reason,  by providing Sixty (60) days written notice to the other Party. In such event, a mutually agreeable schedule will be drawn up to facilitate the transition of responsibilities and, transfer of information between the Parries. In the event of termination, Symbion shall be entitled to payment for any portion of services completed and for expenses incurred up to the date termination is effective. Additionally, Symbion shall be reimbursed any and all properly incurred non-cancelable costs and expenses which cannot be mitigated through Symbion's reasonable efforts and fees reasonably incurred to close-out Symbion's participation in services undertaken for CytoDyn. Payment is due twenty (20) days after receipt by CytoDyn of an invoice from Symbion. In the event of termination, concurrent with final payment, Symbion will provide to CytoDyn all the work completed. In the event that the payments received by Symbion exceed the cost of the work completed, CytoDyn will be reimbursed the difference within twenty (20) days of the effective date of termination.

6.   Default

     Should either Party default in the performance of this Agreement or materially breach any of its provisions, the other party may terminate this Agreement if the breaching Party fails to cure the breach within thirty
     (30) days after receipt of written notice from the non-breaching Party, such notice specifying in writing the breach. For purposes of this section, material breach of the Agreement shall include, but not be limited to, failure to meet upon milestones, destruction of property, dishonesty, theft, or any actions which would tend to disparage the business reputation of eithier Party in the community.

7.   Force Majeure

     A Party shall not be liable for its delay in performance or failure to perform this Agreement if such delay or failure is due to an act of God or any other occurrence beyond the control of such Party, including, without limitation, fire, earthquake, explosion, disease, war, invasion, terrorism, government acts, weather, flood, civic unrest, emargos, or strikes, provided however that the Party whose performance is affected uses and continues to use commerically reasonable efforts to overcome such occurrence.

8.   Symbion/CytoDyn Relationship

8.1. Independent Contractor

     Symbion shall perform all of the work under this Agreement as an independent contractor. Neither Symbion or any officer, employee, or agent of Symbion is an employee, partner, representative, or joint venturer of, of with, CytoDyn, and nothing in this Agreement shall be construed to create such a relationship. Neither Party shall have the power or right to bind or obligate the other. Both Parties acknowledge that neither Symbion nor any officer, employee, or agent of Symbion is an employee of CytoDyn for state or federal tax purposes.


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8.2  Advisory Capacity

     Symbion will provide its best efforts and-opinions. CytoDyn is responsible for final decisions concerning the use of the work provided.

8.3  Work with Computers

     Symbion and CytoDyn agree that during the term of this Agreement, or ay extension or renewal thereof, Symbion may contract for work with other persons, firms, or corporations engaged in the same or similar business as that of CytoDyn, provided that Symbion does not disclose or use the confidential information of CytoDyn.

8.4  Employment

     During the tern of this Agreement and for one (1) year after thetermination of this Agreement, CytoDyn agrees that it will not hire, offer employment to, or otherwise employ or retain as an independent contractor any of Symbion's officers, employees, or agents without the prior written consent of Symbion.

8.5  Confidentiality

     Each party agrees to treat any confidential or proprietary information provided by the disclosing party as the confidential and exclusive property of the disclosing party, provided that this information (a) is not already in the public domain, (b) is not previously known to the receiving party has evidenced by its written records (c) not consist of computer programming, statistical methods of analysis, or clinical research methods developed by Symbion in completing this Agreement or independently from any work performed under this Agreement; (d) not consist of information, inventions, discoveries, ideas, data, concepts, methods, know-how, and/or techniques developed before independently from any work performed under this Agreement (e) is not furnisdhed by a third party not bound to confdentiality with the disclosing pary, or: (f) is not required by law to be disclosed (but only to the of such requirement). The receiving party may disclose confidential and proprietary information of the disclosing party to its officers employees or agents, or to the disclosing party's officers, employees or authorized agents/representatives, as may be neccssary to perform its obligations hereunder. To that end, the receiving party agrees to take all reasonable steps to ensure that confidential and proprietary information shall not be used by its officers, employees, and agents except on like terms of confidentiality as aforesaid, and that it shall be kept fully private and confidential by them. The terms in this Paragraph survive the the termination or expiration of this Agreement.

 8.6 Ownership

     All materials provided by CytoDyn are deemed to be owned by CytoDyn and shall be returned at the conclusion of the work covered by this Agreement of upon the request of CytoDyn. Except for Background Technology (defined below), all information and


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     inventions  generated by Symbion under this  Agreement for CytoDyn shall be owned by CytoDyn upon receipt of payment for said information and inventions in full by Symbion, except as specified following in this paragraph. However, nothing in this Agreement shall prohibit or limit Symbion's use of ideas, concepts, know-how, methods, code, techniques, skill, knowledge and experience that were used, developed or gained in connection with this Agreement or any Project Agreement, except with regard to any confidential information of CytoDyn. "Background technology" is defined as all computer programming methods, statistical mehtods of analysis, clinical research and other methodoloies, objects, subroutines and other programs, data and materials developed or licensed outside of this Agreerment and the Profject Agreement hereunder. Symbion shall retain all rights and interest to its confidential and proprietary information, including the Background Technology. All information by Symbion for CytoDyn under this Agreement shall be delivered to CytoDyn according to the terms of this Agreement at the completion of this Agreement, or upon CytoDyn's request, provided that Symbion is in receipt of full payment for services performed to generate said information. Symbion reserves the rights to information, inventions, discoveries, improvements, ideas, data, concepts, methods, know-how, and techniques propriety to Symbion or that have been developed by Symbion before the effective date of this Agreement.

8.7  Indemnification

     CytoDyn shall indemnify and hold harmless Symbion and Symbion's officers, employees, and agents from and against any obligations, costs, claims, judgments, attorney's fees, and attachments arising from or in any way connected with the services rendered hereunder, including, but not limited to, loss of data or loss of revenue unless Symbion is guilty of gross negligence, reckless disregard of duties, or willful miscondent.

     Symbion shall idemnify and hold harmless CytoDyn, its officer, employees, and agents from and against any an all liability, loss, costs, claims, judgments, and attorneys' fees on account of injuries (including death) to Symbion or any of Symbion's officers, employees, agents, or, loss ofor damage to their or Symbion's property arising out of or resulting in any manner from or occurring in connection with Symbion's performance of services hereunder unless caused by the gross negligence, reckless disregard of duties, or willful misconduct of CytoDyn.

9.   Previous Agreement

     This Agreement institutes the entire agreement between the Parites hereto relating to the subject matter hereof, an supersedes all previous oral, written, and all contermporaneous oral agreements or understandings between the Parties. This Agreement may not be modified or amended except by a written agreement signed by both Symbion and CytoDyn.


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10.  Severance

     If any one or more provisions of this Agreenient shall be found to be illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or imparied thereby, provided the surviving Agreement materially compares with the original Parties' intent.

11.  No Assignment

     The rights and obligatins of each party under this Agreement shall bind and inure to the benefit of its succesors, if applicable. Neither party may assign this Agreement or any rights or duties hereunder to any other party without prior written consent of the other party.

12.  Governing Law

     Symbion and CytoDyn agree that any dispute arising under this Agreement or as a result of the relationship created by this Agreement shall be submitted to binding arbitration in Los Angeles, California. This Agreement shall be deemed entered into and performed by both Paries in the State of California and sha11 be construed and interpreted in accordance with the laws of the State of California

13.  Headings

     The heading of this Agreement are intended solely for convenience of reference and shall be given no effect in the construction interpretation of this Agreement.

14.  Counterparts

     This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized representatives.

SYMBION                                        CYTODYN

Symbion Research International Inc.            CytoDyn, Inc.

By: /s/ Peggy C. Pence. Ph.D.                  By: /s/ Allen D. Allen
   ----------------------------------             ------------------------------
        Peggy C. Pence. Ph.D.                          Allen D. Allen

Title: President & CEO                         Title: Chairman, President & CEO

Date: February 24, 2004                        Date: January 10, 2004
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